Exhibit 4.3

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITY UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

COMMON STOCK PURCHASE WARRANT

SHARING SERVICES GLOBAL CORPORATION

Warrant Conversion Shares: 208,333,333	Date: March 18, 2024

THIS COMMON STOCK PURCHASE WARRANTS (this “Warrant”) certifies that, for value received, HWH International Inc., a Delaware corporation, having its principal office address at 4800 Montgome1y Lane Suite 210, Bethesda, MD 20814 (the “Holder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase from Sharing Services Global Corporation, a Nevada corporation, having its principal office address at 5200 Tennyson Parkway, Suite 400, Plano, Texas 75024 (the “Company”), up to Two Hundred Eight Million Three Hundred Thirty-Three Thousand Three Hundred and Thirty-Three (208,333,333) shares (as subject to adjustment hereunder, the “Warrant Conversion Shares”) of the Company’s common stock (the “Common Stock”) during the Warrant Exercise Period (as defined below). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b). The exercise period for each Warrant will be five (5) years from the date of this Warrant (the “Warrant Exercise Period”).

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning set forth in that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated March 18, 2024, among the Company and the Holder.

Section 2. Exercise.

a) Exercise Period. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time, during the Warrant Exercise Period, by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise Form annexed hereto. Within three (3) trading days following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Conversion Shares available hereunder and the Warrant has been exercised in full, in which case the Holder shall surrender this Wa1Tant to the Company for cancellation within three (3) trading days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Conversion Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Conversion Shares purchasable hereunder in an amount equal to the applicable number of Warrant Conversion Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Conversion Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise Form within one (1) business day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Conversion Shares hereunder, the number of Warrant Conversion Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b) Exercise Price. The exercise price per share of the Common Stock under this Warrant (the “Exercise Price”) shall be US$0.0012 per share.

c) Mechanics of Exercise.

i Delivery of Warrant Conversion Shares Upon Exercise. The Company will issue a stock certificate representing the Warrant Conversion Shares purchased hereunder to the Holder by the date that is five (5) trading days after the latest of(A) the delivery to the Company of the Notice of Exercise, (B) surrender of this Warrant (if required) and (C) payment of the aggregate Exercise Price as set forth above. The Warrant Conversion Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price. Any certificate issued to Holder representing Warrant Conversion Shares shall contain the restrictive legend language specified in the Securities Purchase Agreement.

ii. Delivery of New Warrant Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Conversion Shares, deliver to the Holder a new warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Conversion Shares called for by this Warrant, which new warrant shall in all other respects be identical with this Warrant.

iii No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

iv. Charges. Taxes and Expenses. Issuance of Warrant Conversion Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Conversion Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Conversion Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event Warrant Conversion Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all transfer agent fees required for same-day processing of any Notice of Exercise.

v. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Section 3. Certain Adjustments.

a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

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b) Subsequent Equity Sales. If, at any time while this Warrant is outstanding, the Company or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or securities equivalent to or convertible into Common Stock (such securities, collectively, “Common Stock Equivalents”) entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Exercise Price (such lower price, the “Base Share Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance), then the Exercise Price shall be reduced to equal the Base Share Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Company shall notify the Holder in writing, no later than the trading day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 3(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Warrant Conversion Shares based upon the Base Share Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise.

c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

d) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of a1nngement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

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e) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Conversion Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Warrant, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.

Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest l/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

g) Notice to Holder. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Conversion Shares and setting forth a brief statement of the facts requiring such adjustment.

h) Non-Limitation. The rights of the Holder set forth in this Section 3 shall be in addition to, and not in limitation of, or intended to modify, any rights of the Holder pursuant to the Securities Purchase Agreement.

Section 4. Piggyback Registration Rights. The Company shall include on the next registration statement the Company files with SEC (or on the subsequent registration statement if such registration statement is withdrawn) the Shares, Warrant Conversion Shares, and any other shares of the common stock of the Company held by the Holder as of such date (the “Registrable Securities”). Subject to the terms of this Warrant, the Company shall use its commercially reasonable efforts to keep such registration statement continuously effective under the 1933 Act until the first to occur of: (A) the date that is one (1) year from the date the registration statement is declared effective by the SEC and (B) the date that all Registrable Securities covered by such registration statement have been sold. Notwithstanding the registration obligations set forth in this Section, if the Company is unable to register all of the Registrable Securities on a single registration statement due to applicable law or regulation, the Company agrees to promptly inform Holder and use its commercially reasonable efforts to file amendments to any registration statement as required by the SEC, covering the maximum number of Registrable Securities permitted to be registered by the SEC, on Form S-1 or such other form available to register for resale the Registrable Securities as a secondary offering. The Holder shall hold the registration rights set forth herein for as long as they remain a shareholder, or holder of any warrants, of the Company.

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Section 5. Transfer of Warrant.

a) Transferability. This Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer, provided, however, that such transfer is in compliance with all applicable federal and state securities laws. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new warrant in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Conversion Shares without having a new warrant issued.

b) New Warrant. This Warrant may be divided or combined with other warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new warrants are to be issued, signed by the Holder or its agent or attorney. The Company shall execute and deliver a new warrant or warrants in exchange for the warrant or warrants to be divided or combined in accordance with such notice. All warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Conversion Shares issuable pursuant thereto.

c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 6. Miscellaneous.

a) No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof.

b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Conversion Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any warrant required or granted herein shall not be a business day, then, such action may be taken or such warrant may be exercised on the next succeeding business day.

d) Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Conversion Shares upon the exercise of any purchase rights under this Warrant. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect in full the exercise of this Warrant, in addition to such other remedies as shall be available to the Holder, the Company will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation, using its best efforts to obtain the requisite shareholder approval necessary to increase the number of authorized shares of Common Stock. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary Warrant Conversion Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Conversion Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the trading market upon which the Common Stock may be listed. The Company covenants that all Warrant Conversion Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Conversion Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

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e) Governing Law and Jurisdiction. All questions concerning the construction, validity, enforcement, interpretation and termination of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. The Parties irrevocably attorn to the jurisdiction of the courts of the State of Delaware for any actions or proceedings arising out of or relating to the enforcement of this Warrant.

f) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach of this Agreement, will be settled by arbitration in the State of Delaware, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any decision made pursuant to such arbitration will be binding on the Parties and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

g) Non-waiver and Expenses. No course of dealing or any delay or failure to exercise any warrant hereunder on the part of Holder shall operate as a waiver of such warrant or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Securities Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Securities Purchase Agreement.

i) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

j) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Conversion Shares.

k) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

1) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

m) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the Holder and the Company have caused this Warrant to be executed by their authorized signatories as of the day and year first above written.

The Company

Sharing Services Global Corporation

By:	/s/ John “JT” Thatch
Name:	John “JT” Thatch
Title:	Chief Executive Officer

The Holder

HWH International Inc.

By:	/s/ Chan Heng Fai Ambrose
Name:	Chan Heng Fai Ambrose
Title:	Executive Chairman

[Signature Page to Common Stock Purchase Warrant]

NOTICE OF EXERCISE

TO:	SHARING SERVICES GLOBAL CORPORATION

(1) The undersigned hereby elects to purchase. ______________Warrant Conversion Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

Payment in the form of lawful money of the United States in the amount of $. _________ in payment of the aggregate Exercise Price will be made by means of:

___            Check

___           Wire transfer

(2) Please issue said Warrant Conversion Shares in the name of the undersigned or in such other name as is specified below:

[SIGNATURE OF HOLDER]

Name:

By:

Signature

Title

Date

ASSIGNMENT FORM

(To assign the foregoing warrant, execute this form

and supply required information. Do not use this form

to exercise the warrant.)

FOR VALUE RECEIVED, [________ __, all of or [________ __, shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to_____________________________________________________whose address is

Dated ___________ ____________

Holder’s Signature: ______________________________

Holder’s Address ____________________________

Signature Guaranteed:  ________________________________________________

WARRANT: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.